                                                              EXHIBIT 10.12




                      AGREEMENT AND PLAN OF REORGANIZATION


                          DATED AS OF FEBRUARY 1, 1996


                                  BY AND AMONG


                         ABR INFORMATION SERVICES, INC.
                                   ("BUYER"),

                              TOTAL COBRA SERVICES
                                  ("TCS"), AND

                                JOHN M. HERMANN
                                ("SHAREHOLDER").

                               TABLE OF CONTENTS


1.       TRANSFER AND ISSUANCE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.1.    Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.2.    Issuance of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
         1.3.    Floor Price Adjustment . . . . . . . . . . . . . . . . . . . . . . . . . . .   2

2.       SECURITIES ACT PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         2.1.    Restrictions on Disposition of Buyer Shares  . . . . . . . . . . . . . . . .   3
         2.2.    Evidence of Compliance with Private Offering Exemption . . . . . . . . . . .   3
         2.3.    Notice of Limitation Upon Disposition  . . . . . . . . . . . . . . . . . . .   3

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF
         TCS AND THE SHAREHOLDER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         3.1.    Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
         3.2.    The Shareholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.3.    No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
         3.4.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.5.    Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
         3.6.    Accounts Receivable and COBRA Payables . . . . . . . . . . . . . . . . . . .   7
         3.7.    Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . .   7
         3.8.    Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . .   9
         3.9.    No Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         3.10.   Compliance With Laws and Orders  . . . . . . . . . . . . . . . . . . . . . .   9
         3.11.   Title to and Condition of Properties . . . . . . . . . . . . . . . . . . . .  11
         3.12.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         3.13.   Contracts and Commitments  . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.14.   Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         3.15.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         3.16.   Employment Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.17.   Trade Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.18.   Major Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.19.   Bank Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         3.20.   Shareholder Affiliates' Relationships to TCS . . . . . . . . . . . . . . . .  19
         3.21.   No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         3.22.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

4.       REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . . . . . . . . . . . . .  19
         4.1.    Corporate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.2.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         4.3.    No Brokers or Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.4.    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.5.    Investment Intent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         4.6.    Approvals and Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20






5.       POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.1.    Noncompetition; Confidentiality  . . . . . . . . . . . . . . . . . . . . . .  20
         5.2.    Confidentiality of Shareholder Information . . . . . . . . . . . . . . . . .  22
         5.3.    Income Tax Returns and Allocation of Tax . . . . . . . . . . . . . . . . . .  22
         5.4.    Resale Restriction . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         5.5.    Rule 144 Compliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

6.       INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.1.    By the Shareholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         6.2.    By Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         6.3.    Indemnification of Third-Party Claims  . . . . . . . . . . . . . . . . . . .  23
         6.4.    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.5.    No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         6.6.    Limitations on Indemnification . . . . . . . . . . . . . . . . . . . . . . .  24
         6.7.    Indemnification - Exclusive Remedy . . . . . . . . . . . . . . . . . . . . .  25

7.       CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.1.    Documents Delivered by TCS and the Shareholders  . . . . . . . . . . . . . .  26
         7.2.    Documents Delivered by Buyer . . . . . . . . . . . . . . . . . . . . . . . .  26

8.       RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.1.    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.2.    Arbitrators  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3.    Procedures; No Appeal  . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.4.    Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.5.    Entry of Judgment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.6.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.7.    Continued Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         8.8.    Tolling  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

9.       MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.1.    Disclosure Schedule  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2.    Further Assurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.3.    Disclosures and Announcements  . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4.    Assignment; Parties in Interest  . . . . . . . . . . . . . . . . . . . . . .  29
         9.5.    Law Governing Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.6.    Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.7.    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.8.    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.9.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.10.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         9.11.   Gender . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.12.   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         9.13.   Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32






                              DISCLOSURE SCHEDULES


Schedule 3.1.(c)                  -        Foreign Corporation Qualification
Schedule 3.1.(e)                  -        Director/Officer List
Schedule 3.3                      -        Violation, Conflict, Default
Schedule 3.5.(c)                  -        Tax Returns (Exceptions to Representations)
Schedule 3.5.(d)                  -        Tax Audits
Schedule 3.6                      -        Accounts Receivable (Aged Schedule)
Schedule 3.7                      -        Certain Changes
Schedule 3.8                      -        Off-Balance Sheet Liabilities
Schedule 3.9                      -        Litigation Matters
Schedule 3.10.(a)                 -        Non-Compliance with Laws
Schedule 3.10.(b)                 -        Licenses and Permits
Schedule 3.10.(c)                 -        Environmental Matters (Exceptions to Representations)
Schedule 3.11.(a)                 -        Liens
Schedule 3.11.(c)                 -        Real Property Occupied
Schedule 3.12                     -        Insurance
Schedule 3.13.(b)                 -        Personal Property Leases
Schedule 3.13.(c)                 -        Sales Commitments
Schedule 3.13.(e)                 -        Powers of Attorney
Schedule 3.13.(f)                 -        Collective Bargaining Agreements
Schedule 3.13.(g)                 -        Loan Agreements, etc.
Schedule 3.13.(h)                 -        Guarantees
Schedule 3.13.(k)                 -        Material Contracts
Schedule 3.14                     -        Labor Matters
Schedule 3.15.(a)                 -        Employee Plans/Agreements
Schedule 3.17                     -        Trade Rights
Schedule 3.18                     -        Major Customers
Schedule 3.19                     -        Bank Accounts
Schedule 5.1.(d)                  -        Business of TERS
Schedule 7.1.(g)                  -        Closing Date Balance Sheet



                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") dated as of February 1, 1996, is by and among ABR INFORMATION SERVICES, INC, a Florida corporation ("Buyer"), TOTAL COBRA SERVICES, a California corporation ("TCS"), and JOHN M. HERMANN (the "Shareholder").


                                    RECITALS

                 1. Prior to December 11, 1995, TCS was known as "Total Employee Relations Services, Inc." and was engaged in the business of providing COBRA compliance services, retiree billing services and automatic check clearing services (the "COBRA Business") and employee relations consulting services, membership services, unemployment insurance services and personnel forms administration (the "Consulting Business").

                 2. On December 11, 1995, TCS amended its Articles of Incorporation to change its name from "Total Employee Relations Services, Inc." to "Total COBRA Services."

                 3. In connection with the name change, TCS formed a wholly-owned subsidiary, Total Employee Relations Services, Inc., a California corporation ("TERS"), and transferred all of the assets and liabilities associated with the Consulting Business to TERS. Thereafter, TCS transferred all of the outstanding capital stock of TERS to the Shareholder in a tax free spin-off (the "Spin-off") within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "Code").

                 4. Following the transfer of the Consulting Business, TCS is engaged solely in the COBRA Business ("TCS's Business").

                 5. The Shareholder owns all of the issued and outstanding shares of capital stock of TCS (the "TCS Shares").

                 6. Buyer desires to acquire the TCS Shares from the Shareholder solely in exchange for shares of voting common stock, $.01 par value per share, of Buyer (the "Common Stock"), upon the terms and conditions herein set forth.

                 7. For federal income tax purposes, it is intended that the transactions contemplated hereby will constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

                 8. For financial accounting purposes, it is intended that the transactions contemplated hereby be accounted for as a "purchase."

                                   AGREEMENT

                 NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       TRANSFER AND ISSUANCE OF SHARES

         1.1. Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 7), the Shareholder shall transfer to Buyer all of the Shareholder's right, title and interest in and to all of the TCS Shares.

         1.2. Issuance of Shares. At the Closing and in exchange for the TCS Shares, Buyer shall issue and deliver to the Shareholder a number of validly issued, fully paid and nonassessable shares of Common Stock which, when multiplied by the average closing per share sales price of the Common Stock for the thirty (30) trading days prior to the day before the Closing Date (as defined herein) (the "Issue Price"), results in an aggregate price of $3,800,000 (the "Buyer Shares"), subject to adjustment as provided in Section
1.3. In the event that the issued and outstanding shares of Common Stock shall have been changed into a different number of shares as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization, merger or other similar transaction with a record date within the 30-day period described above, the average closing per share sales price to calculate the Issue Price shall be adjusted accordingly in order for the Buyer Shares, if delivered after such record date, to be adjusted accordingly. Any fractional shares resulting from such computation shall be eliminated by rounding upward to the nearest whole share.

         1.3. Floor Price Adjustment. In the event the greater of (i) the closing sales price of the Common Stock on the second anniversary date of this Agreement or (ii) the average closing sales price of the Common Stock for the thirty (30) trading days immediately following the second anniversary date of this Agreement (the greater value shall be referred to as the "Anniversary Price") is less than 75% of the Issue Price (the "Floor Price"), Buyer shall issue to the Shareholder an aggregate number of additional validly issued, fully paid and nonassessable shares of Common Stock equal to the product obtained by multiplying (i) the number of Buyer Shares held by the Shareholder at the end of the 30-day period described above by (ii) the difference between the Floor Price and the Anniversary Price (which difference, however, shall be offset by any gain realized upon the sale of any of the Buyer Shares prior to such 30-day period). Buyer shall issue and deliver to the Shareholder such additional shares, if any, within fifteen (15) days after the end of the 30-day period. In the event that the issued and outstanding shares of Common Stock shall have been changed into a different number of shares or into shares of a different corporation as a result of a stock split, reverse stock split, stock dividend, recapitalization, reclassification, reorganization, merger or other similar transaction from the Closing Date to the date of the floor price adjustment described in this Section 1.3, the Floor Price shall be adjusted accordingly in order for such additional shares, if any, to be adjusted accordingly. Any fractional shares resulting from such computation shall be eliminated by rounding upward to the nearest whole share.

2.       SECURITIES ACT PROVISIONS

         2.1. Restrictions on Disposition of Buyer Shares. The Shareholder covenants and warrants that the Buyer Shares to be received pursuant to this Agreement are acquired for his own account and not with the present view towards the distribution thereof and he will not dispose of the Buyer Shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) in any other transaction which, in the opinion of counsel acceptable to Buyer, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this subsection 2.1, an appropriate endorsement will be placed on the certificate evidencing the Buyer Shares at the time of distribution of such shares by Buyer pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

         2.2. Evidence of Compliance with Private Offering Exemption. The Shareholder represents to Buyer that the Shareholder has the financial sophistication to assess the merits and risks of the transaction contemplated hereby and agrees to supply Buyer with such other items as counsel for Buyer may require in order to evidence the private offering character of the distribution of the Buyer Shares made pursuant to this Agreement.

         2.3. Notice of Limitation Upon Disposition. The Shareholder is aware that the Buyer Shares distributed to him will not have been registered pursuant to the Securities Act of 1933, as amended; and, therefore, under current interpretations and applicable rules, he will be required to retain such shares for a period of at least two (2) years following the Closing Date and, at the expiration of such two (2) year period, sales of the Buyer Shares may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Securities and Exchange Commission and such disposition may be available only if Buyer is current in its filings with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the other limitations imposed thereby on the disposition of the Buyer Shares.

3.       JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF TCS AND THE
         SHAREHOLDER

         TCS and the Shareholder make the following representations and warranties to Buyer with respect or related to, or concerning, TCS, each of which is true and correct on the date hereof, is or shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any of Buyer's agents or representatives, or any knowledge of Buyer, its agents or representatives other than as specifically disclosed in the Disclosure Schedules delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein. The representations and warranties of TCS and the Shareholder hereunder shall be joint and several except for the representations in Section 3.2. with respect solely to the Shareholder, and any representations to the "knowledge" of TCS or the Shareholder, which shall be deemed made separately by TCS or the Shareholder, as the case may be. For purposes of this Agreement and except as specified in the following sentence, each of TCS and the Shareholder shall be deemed to have knowledge of the subject matter of any representation or warranty if the Shareholder has actual knowledge thereof or, after adequate investigation, should reasonably be expected to have knowledge thereof.

         3.1.    Corporate.

                 3.1.(a) Organization. TCS is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

                 3.1.(b) Corporate Power; Validity. TCS has all requisite corporate power and authority to own, operate and lease its properties and to carry on TCS's Business as and where such is now being conducted. TCS has full power, legal right and authority to enter into, execute and deliver this Agreement and the other agreements, instruments and documents contemplated hereby and delivered on the date hereof (such other documents are sometimes referred to herein as "Ancillary Instruments"), and to carry out the transactions contemplated hereby and thereby. This Agreement and each Ancillary Instrument that provides for its execution by TCS has been duly and validly executed and delivered by TCS.

                 3.1.(c) Qualification. TCS is duly licensed or qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of TCS's Business, makes such licensing or qualification necessary except where failure to be so qualified or licensed would not have a material adverse effect on the financial condition or results of operations of TCS. The states in which TCS is licensed or qualified to do business are listed in Schedule 3.1.(c).

                 3.1.(d) No Subsidiaries. TCS does not own, directly or indirectly, any capital stock or other equity securities of any corporation or maintain any direct or indirect equity or other ownership interest in any entity or business.

                 3.1.(e) Corporate Documents, etc. The copies of the articles or certificate of incorporation and bylaws of TCS, as amended or restated (hereinafter, "Certificate of Incorporation" and "Bylaws," respectively), which have been delivered by the Shareholder to Buyer are true, correct and complete copies of such instruments as presently in effect. The corporate minute books and stock record books of TCS which have been furnished to Buyer for inspection are true, correct and complete and accurately reflect all meetings held of, and corporate action taken by, the shareholders and Board of Directors of TCS. The duly elected and qualified directors and officers of TCS are listed in Schedule 3.1.(e).

                 3.1.(f) Capitalization. The authorized capital stock of TCS consists entirely of 100,000 shares of Common Stock. No shares of such capital stock are issued or outstanding except for 10,000 shares of Common Stock which are owned of record and beneficially by the Shareholder. All such shares of capital stock of TCS are validly issued, fully paid and nonassessable. There are no (a) securities convertible into or exchangeable for any of TCS's capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of TCS or securities which are convertible into or exchangeable for capital stock or other securities of TCS, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of TCS, any such convertible or exchangeable securities or any such options, warrants or other rights.

         3.2.    The Shareholder.

                 3.2.(a) Power. The Shareholder has full power, legal right and authority to enter into, execute and deliver this Agreement and the Ancillary Instruments to which the Shareholder is a party and to carry out the transactions contemplated hereby and thereby.

                 3.2.(b) Validity. This Agreement and each Ancillary Instrument that provides for its execution by the Shareholder has been duly and validly executed and delivered by the Shareholder and is the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms, subject to the limitations contained herein, and except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

                 3.2.(c) Title. The Shareholder is transferring, good and valid title to the TCS Shares to be transferred by the Shareholder hereunder, free and clear of all Liens (as defined in Section 3.12), including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

         3.3. No Violation. Except as set forth on Schedule 3.3, neither the execution and delivery of this Agreement or the Ancillary Instruments nor the consummation by TCS and the Shareholder of the transactions contemplated hereby and thereby (a) to the best knowledge of the Shareholder, violates any currently existing statute, law, ordinance, rule or regulation (collectively, "Laws") or any currently existing order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities"), (b) to the best knowledge of the Shareholder, requires any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law assuming, for this purpose, that Buyer will cause TCS after Closing not to take any action that would result in a violation of such law), or (c) subject to obtaining the consents referred to in

Schedule 3.3, violates or conflicts with, or constitutes a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or results in the termination of, or accelerates the performance required by, or results in the creation of any Lien upon any of the assets of TCS (or the TCS Shares) under, any term or provision of the Certificate of Incorporation or Bylaws of TCS, or of any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which TCS or the Shareholder is a party or by which TCS or the Shareholder or any of its, his or her assets or properties may be bound or affected.

         3.4. Financial Statements. True and complete copies have been delivered to Buyer of the financial statements of TCS consisting of the balance sheets on a modified cash basis of TCS as of December 31, 1995, 1994, 1993, 1992 and 1991, (the December 31, 1995 balance sheet is referred to herein as the "TCS Recent Balance Sheet"), and the related statement of income on a modified cash basis for each of the years then ended (including the notes contained therein or annexed thereto), all of which financial statements have been compiled by independent accountants for TCS for such years and periods. All of such TCS financial statements (including all notes and schedules contained therein or annexed thereto) and the Closing Balance Sheet (as required pursuant to Section 7.1.(i) hereof), have been prepared in accordance with statements on standards for accounting and review services issued by the American Institute of CPA's, have been prepared in accordance with the books and records of TCS, and fairly present, in accordance with statements on standards for accounting and review services issued by the American Institute of CPA's, the financial position, the results of operations and cash flows of TCS as of the dates and for the years and periods indicated. True and correct copies have been delivered to Buyer of all written reports submitted to TCS or the Shareholder by TCS's accountants related to the books and records of TCS.

         3.5.    Tax Matters.

                 3.5.(a) Spin-Off. The Spin-off qualifies as a tax-free transaction within the meaning of Section 355 of the Code.

                 3.5.(b) Provision For Taxes. The provision made for taxes on the Closing Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments ("Taxes"), whether or not disputed, that were unpaid and owed by TCS as of the date of the Closing Balance Sheet. Since the date of the Closing Balance Sheet and excluding the effect of the transactions contemplated herein, TCS has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices.

                 3.5.(c) Tax Returns Filed. Except as set forth on Schedule 3.5.(c), all federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of TCS have been timely filed and when filed were true and correct, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by TCS for each of its three (3) most recent tax years have been delivered to Buyer. TCS has duly withheld and paid all Taxes which it was required to withhold and pay in connection with amounts heretofore paid to any employee, independent contractor, creditor or shareholder of TCS.

                 3.5.(d) No Tax Audits. Except as set forth on Schedule 3.5.(d), the federal and state income tax returns of TCS have not been audited by the Internal Revenue Service or any state taxing authorities, and neither TCS nor the Shareholder has received from the Internal Revenue Service or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes by TCS or other deficiency with respect to TCS's taxes which has not been paid nor any objection to any return or report filed by TCS. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return or report.

                 3.5.(e) No Consolidated Group. TCS has never been a member of an affiliated group of corporations that filed a consolidated tax return.

                 3.5.(f) Other. TCS has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), except as contemplated hereby, or (v) been a party to any tax allocation or tax sharing agreement. TCS is not a "United States real property holding company" within the meaning of
         Section 897 of the Code.

         3.6. Accounts Receivable and COBRA Payables. All accounts receivable of TCS reflected on the Closing Balance Sheet and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business. To the best knowledge of the Shareholder, no portion of the accounts receivable is or will be subject to counterclaim or set-off or is or will be otherwise in dispute. All of the accounts receivable are and as of the Closing Date will be good and collectible in full (less an allowance of 1% for doubtful accounts receivable) within 120 days following the Closing Date. Schedule 3.6 contains an estimated aged schedule of accounts receivable included in the Closing Balance Sheet. The cash and cash equivalents held by TCS related to insurance premiums collected on behalf of customers as of the Closing Date are equal to or greater than any insurance premiums payable relating to the COBRA Business.

         3.7. Absence of Certain Changes. Except as and to the extent set forth in Schedule 3.7, or as reflected in the Closing Balance Sheet and excluding the transactions contemplated herein, since December 31, 1995 there has not been:

                 3.7.(a) No Adverse Change. Any material adverse change in the financial condition, assets, liabilities, business or operations of TCS;

                 3.7.(b) No Damage. Any material loss, damage or destruction, whether covered by insurance or not, affecting TCS's Business or the properties of TCS;

                 3.7.(c) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of TCS (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, other than in the ordinary course of business;

                 3.7.(d) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to TCS's Business, financial condition or the results of operations of TCS;

                 3.7.(e) No Commitments. Any loan commitment or related financial transaction by TCS (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

                 3.7.(f) No Dividends. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of the capital stock of TCS; any redemption, purchase or other acquisition by TCS of any shares of its capital stock, or any security relating thereto; or any other payment to any shareholder of TCS as such a shareholder;

                 3.7.(g) No Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of TCS;

                 3.7.(h) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by TCS;

                 3.7.(i)          No Liens.  Any mortgage, pledge, lien or
         encumbrance made on any of the properties or assets of TCS;

                 3.7.(j)          No Amendment of Contracts.  Any amendment or
         termination of any contract or agreement of TCS, or any waiver of material rights thereunder, other than in the ordinary course of business which would have a material adverse effect on the Business, financial condition or results of operations of TCS;

                 3.7.(k) Loans and Advances. Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) from TCS to any person including, but not limited to, any Shareholder Affiliate; or

                 3.7.(l)          Credit.  Any grant of credit from TCS to any
         customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit heretofore extended, or any other change of policies or practices with respect to the granting of credit.

         3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Closing Balance Sheet, or in Schedule 3.8, TCS has no liabilities (secured or unsecured, and whether accrued, absolute, contingent, direct, indirect or otherwise, and whether known or unknown), other than liabilities incurred since the date of the Closing Balance Sheet in the ordinary course of business and consistent with past practice and liabilities which will not have a material adverse effect on the Business, financial condition or results of operations of TCS.

         3.9. No Litigation. Except as set forth in Schedule 3.9, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative ("Litigation"), pending or, to the best knowledge of the Shareholder, threatened, against TCS, its officers and directors (in such capacity), TCS's Business or any of its assets. Except as set forth in Schedule 3.9, neither TCS nor the Shareholder has been notified that TCS, TCS's Business or its assets is subject to any Order of any Government Entity.

         3.10.   Compliance With Laws and Orders.

                 3.10.(a)         Compliance.  Except as set forth in Schedule
         3.10.(a), to the best knowledge of the Shareholder, TCS (including its operations, practices, properties and assets) is in compliance with all applicable material Laws and Orders of all Government Entities, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in
         Schedule 3.10.(a), TCS has not received notice of any violation or alleged violation of, any Laws or Orders. All reports and returns required to be filed by TCS with any Government Entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                          (i) TCS has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts; and

                          (ii) TCS has not received any report for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations.

                 3.10.(b)         Licenses and Permits.  TCS has all material
         licenses, permits, approvals, authorizations and consents of all Government Entities and all certifications required for the conduct of TCS's Business (as presently conducted) and operation of any of the facilities at which TCS's Business is conducted. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.10.(b), are in full force and effect and will not be affected or made subject to loss, limitation or any obligation to reapply as a result of the transactions contemplated hereby. Except as set forth in Schedule 3.10.(b), TCS (including its operations, practices, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents. No governmental approval or filing with any federal, state or local agency is required of TCS in order to consummate the transactions contemplated hereby.

                 3.10.(c)         Environmental Matters.  The applicable Laws
         relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes ("Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), as amended, and their state and local counterparts (the "Environmental Laws"). Without limiting the generality of the foregoing provisions of this Section 3.10, TCS is in full compliance with all material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.10.(c), there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against TCS relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in
         Schedule 3.10.(c), there are no past or present events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans which will interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which will give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

                 3.10.(d)         COBRA Compliance.  With respect to the
         conduct of the COBRA Business, TCS has not received notice of, nor has TCS (through its acts or omissions) created circumstances which would give rise to, a claim against TCS for the failure to comply with the provisions of any law related to the continuation of health care coverage, including, without limitation, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

         3.11.   Title to and Condition of Properties.

                 3.11.(a)         Title.  TCS has good and valid title to all
         of its assets and properties that it purports to own, including, without limitation, all such properties (tangible and intangible) reflected in the Closing Balance Sheet (except for assets held under capitalized leases and property sold since the date of the Closing Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, (statutory or otherwise) security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens"), except those Liens that are described in Schedule 3.11(a). Except as described in Schedule 3.11(a), TCS's assets or properties are not subject to any restrictions with respect to the transferability thereof.

                 3.11.(b)         Condition.  All tangible personal property
         and assets owned or utilized by TCS are in satisfactory operating condition, and have been maintained consistent with the standards generally followed in the industry.

                 3.11.(c)         Real Property.  TCS does not own any real
         property. Schedule 3.11.(c) sets forth all real property used or occupied by TCS (the "Real Property"). Schedule 3.11.(c) also sets forth, with respect to each parcel of Real Property which is leased, the material terms of such lease. There are no oral terms or past practice inconsistent with the written terms thereof. All such leases are valid and binding agreements, enforceable in accordance with their respective terms, and are in full force and effect. TCS has performed all obligations required to be performed by it to date under each such lease and is not in breach or default in any respect thereunder, and there has been no event which, with the giving of notice or the lapse of time or both, would become a breach or default thereunder. To the best knowledge of TCS and the Shareholder, no lessor or landlord to any of such leases is in breach or default thereunder. To the best knowledge of the Shareholder, there are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied by TCS as the same are now constituted.

         3.12. Insurance. Set forth in Schedule 3.12 is a complete and accurate list and description of all policies of fire, liability, professional liability, general liability, business interruption, workers compensation, health and other forms of insurance presently in effect with respect to TCS's Business and the properties of TCS, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.12 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $5,000, whether or not covered by insurance. Schedule 3.12 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy. Each policy is in full force and effect and all premiums with respect thereto covering all periods up to and including the date hereof have been paid. TCS has not been refused any insurance with respect to any aspect of the operations of its Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. TCS has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by TCS with all requirements of all contracts to which TCS is a party. None of such policies will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated hereby.

         3.13.   Contracts and Commitments.

                 3.13.(a)         Real Property Leases.  Except as set forth in
         Schedule 3.11.(a), TCS has no leases of real property.

                 3.13.(b)         Personal Property Leases.  Except as set
         forth in Schedule 3.13.(b), TCS has no leases of personal property involving consideration or other expenditure in excess of $5,000.

                 3.13.(c)         Sales Commitments.  Except as set forth in
         Schedule 3.13.(c), TCS has no sales or service contracts or commitments to customers which aggregate in excess of the amounts set forth on Schedule 3.18 to any one customer (or group of affiliated customers). True and complete copies of all contracts or commitments with respect to those customers set forth on Schedule 3.18 have been delivered by TCS to Buyer. TCS has no sales contracts or commitments except those made in the ordinary course of business, at arm's length.

                 3.13.(d)         Contracts With Affiliates and Certain Others.
         Except as set forth in Schedule 3.13.(d) and except for this Agreement and the Ancillary Instruments, TCS has no agreement, understanding, contract or commitment (written or oral) with any Shareholder Affiliate (as defined herein) or any employee, agent, consultant, dealer or franchisee that is not cancelable by TCS, on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever. For purposes of this Agreement, "Shareholder Affiliate" shall mean and include the Shareholder, the Shareholder's spouse, any person who would be the heir or descendant of any such person if he or she were not living, and any entity in which any of the foregoing has a direct or indirect interest, except through the ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

                 3.13.(e)         Powers of Attorney.  Except as set forth on
         Schedule 3.13.(e), TCS has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

                 3.13.(f)         Collective Bargaining Agreements.  Except as
         set forth in Schedule 3.13.(f), TCS is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

                 3.13.(g)         Loan Agreements.  Except as set forth in
         Schedule 3.13.(g), TCS is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise. Copies of all such agreements have heretofore been delivered by TCS to Buyer.

                 3.13.(h)         Guarantees.  Except as set forth in Schedule
         3.13.(h) and except for indemnification undertakings set forth in TCS's agreements with its customers, TCS has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                 3.13.(i)         Contracts Subject to Renegotiation.  TCS is
         not a party to any contract with any governmental body which is subject to renegotiation.

                 3.13.(j)         Burdensome or Restrictive Agreements.  TCS is
         not a party to nor is it bound by any agreement requiring it to assign any interest in any trade secret or proprietary information, or prohibiting or restricting it from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on TCS's Business anywhere in the world.

                 3.13.(k)         Other Material Contracts.  Except as set
         forth in Schedule 3.13.(k), TCS is not a party or subject to any lease, contract or commitment of any nature involving consideration or other expenditure in excess of $5,000.

                 3.13.(l)         No Default.  TCS is not in default under any
         lease, contract or commitment to which it is a party or is otherwise bound, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of TCS's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by TCS.

         3.14. Labor Matters. Except as set forth in Schedule 3.14, within the last five (5) years TCS has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its Business. Except to the extent set forth in Schedule 3.14,
(a) TCS is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint actually pending or threatened against TCS; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting TCS nor any secondary boycott with respect to products of TCS; (d) no question concerning representation has been raised or is threatened respecting the employees of TCS; (e) no grievance which might have a material adverse effect on TCS, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against TCS concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

         3.15.   Employee Benefit Plans.

                 3.15.(a)         Disclosure.  Schedule 3.15.(a) sets forth all
         pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by TCS. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided by TCS to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.15.(a), to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multiemployer plan" (as defined in Section 4001 of ERISA), and TCS has never contributed nor been obligated to contribute to any such multiemployer plan.

                 3.15.(b)         Terminations, Proceedings, Penalties, etc.
         With respect to each Employee Plan/Agreement that is subject to the provisions of Title IV of ERISA and with respect to which TCS, or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                          (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of TCS to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                          (ii)    no proceeding has been initiated or
                 threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                          (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of TCS to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                          (iv) if any such plan were to be terminated as of the Closing Date, no assets of TCS would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                          (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                          (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                          (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

                 3.15.(c)         Prohibited Transactions, etc.  To the best of
         the knowledge of the Shareholder, there have been no "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and to the best of the knowledge of the Shareholder, no event or omission has occurred in connection with which TCS or its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any material liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which TCS has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

                 3.15.(d)         Full Funding.  The funds available under each
         Employee Plan/Agreement which is intended to be a funded plan equal or exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the

         Closing Date (using the actuarial methods and assumptions then used by TCS in connection with the funding of such Employee Plan/Agreement).

                 3.15.(e)         Controlled Group; Affiliated Service Group;
         Leased Employees. Other than TCS and TERS, no organization is or has been: (i) a member of a controlled group of corporations as defined in
         Section 414(b) of the Code, of which TCS was a member, or (ii) under common control, as determined under Section 414(c) of the Code, with TCS. TCS has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for TCS.

                 3.15.(f)         Payments and Compliance.  With respect to
         each Employee Plan/Agreement, (i) all payments due from TCS to date have been made and all amounts properly accrued to date as liabilities of TCS which have not been paid have been properly recorded on the books of TCS (as appropriate) and, to the extent such liabilities were due and payable but were not paid as of the date of the Closing Balance Sheet, are reflected in the Closing Balance Sheet; (ii) TCS has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all material respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (iv) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; and (vi) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

                 3.15.(g)         Post-Retirement Benefits.  Other than such
         continuation of benefit coverage under group health plans as is required by applicable law, TCS does not maintain and has not maintained retiree life or retiree health plans providing for continuing coverage for any employee or any beneficiary of an employee after the employee's termination of employment.

                 3.15.(h)         No Triggering of Obligations.  The
         consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of TCS to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement or in any of the Ancillary Instruments, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

                 3.15.(i)         Delivery of Documents.  There has been
         delivered to Buyer, with respect to each Employee Plan/Agreement:

                          (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two years;

                          (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which TCS is a party, a true and complete copy of such Employee Plan/Agreement;

                          (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof; and

                          (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code.

         With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to clause (i) of this Section 3.15.(i), no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

                 3.15.(j)         Future Commitments.  TCS has no announced
         plan or legally binding commitment to create any additional Employee Plans/Agreements or to amend or modify any existing Employee Plan/Agreement except as contemplated herein or in the Employment and Noncompetition Agreements.

         3.16. Employment Compensation. A true and correct list has been provided to Buyer of all employees to whom TCS is paying compensation, and, in the case of salaried employees, such list identifies the current annual rate of compensation for each employee and, in the case of hourly or commission employees, identifies certain reasonable ranges of rates and the number of employees falling within each such range.

         3.17. Trade Rights. Schedule 3.17 lists all Trade Rights (as defined below) in which TCS now has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by TCS, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 3.17 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct its Business, as such is currently being conducted, TCS does not require any Trade Rights that it does not already have. TCS is not infringing and has not infringed any Trade Rights of another in the operation of its Business, nor to the best of the knowledge of TCS or the Shareholder is any other person infringing the Trade Rights of TCS. TCS has not granted any license or made any assignment of any Trade Right listed on Schedule 3.17, nor does TCS pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or threatened to challenge TCS's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of TCS. The consummation of the transactions contemplated hereby will not alter or impair any Trade Rights owned or used by TCS. As used herein, "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations thereof and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property; and (vi) all claims for infringement or breach of any of the foregoing.

         3.18.   Major Customers.  Schedule 3.18 contains a list of the fifteen
(15) largest customers of TCS for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net revenues attributable thereto) showing the total dollar amount of net revenues attributable thereto during each such year. Neither TCS nor the Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.18 will not continue to be customers of TCS after the Closing at substantially the same level as heretofore.

         3.19. Bank Accounts. Schedule 3.19 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the TCS maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

         3.20. Shareholder Affiliates' Relationships to TCS. No Shareholder Affiliate has any direct or indirect interest in (i) any entity which does business with TCS (except for TERS) or is competitive with TCS's Business, or
(ii) any property, asset or right which is used by TCS in the conduct of its Business.

         3.21. No Brokers or Finders. Neither TCS nor any of its directors, officers, employees, the Shareholder or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

         3.22. Disclosure. No representation or warranty by TCS and/or the Shareholder in this Agreement, nor any certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of TCS or the Shareholder pursuant to this Agreement contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.


4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties to the Shareholder, each of which is true and correct on the date hereof, is or shall be unaffected by any investigation heretofore or hereafter made by the Shareholder or any notice to the Shareholder, and shall survive the Closing of the transactions provided for herein.

         4.1.    Corporate.

                 4.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

                 4.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the Ancillary Instruments and to carry out the transactions contemplated hereby and thereby.

         4.2. Authority. The execution and delivery of this Agreement and each Ancillary Instrument that provides for its execution by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the Ancillary Instruments or the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Instrument that provides for its execution by Buyer is the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, subject to the limitations contained herein, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

         4.3. No Brokers or Finders. Except for the engagement of Broadview Associates, L.P. by Buyer, neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof. Buyer has agreed to pay all fees and expenses of Broadview Associates, L.P. in connection with the transactions contemplated hereby.

         4.4. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains any untrue statement of material fact or omits a material fact necessary to make the statements contained therein not misleading.

         4.5. Investment Intent. The TCS Shares are being acquired by Buyer for investment only and not with the view to resale or other distribution.

         4.6. Approvals and Filings. No governmental approval or filing with any federal, state or local agency is required of Buyer in order to consummate the transactions contemplated herein; provided, however, that Buyer shall comply with the applicable Federal securities laws and regulations of the Securities and Exchange Commission or The Nasdaq Stock Market with respect to the public disclosure of the consummation of these transactions and any related filings.


5.       POST-CLOSING COVENANTS

         5.1. Noncompetition; Confidentiality. As an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with TCS's Business being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 7.1.(c) hereof, the Shareholder hereby covenants and agrees as follows:

                 5.1.(a) Covenant Not to Compete. For a period of five (5) years from the Closing Date, the Shareholder will not directly or indirectly:

                          (i) engage in, continue in or carry on any business which competes with, or intends to compete with, TCS or Buyer in any aspect with respect to TCS's Business or is substantially similar thereto, including owning or controlling any financial interest in any person, corporation, partnership, firm or other form of business organization which is so engaged (a "Competing Business");

                          (ii) consult with, advise or assist in any way, whether or not for consideration, any Competing Business, including, but not limited to, advertising or otherwise endorsing the products of any Competing Business; soliciting customers or otherwise serving as an intermediary for any Competing Business;

                 loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any Competing Business;

                          (iii) offer employment to or solicit the employment of an employee of TCS or Buyer, without the prior written consent of Buyer; or

                          (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects TCS's Business;

         provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend to all areas in which TCS or Buyer conducts TCS's Business. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any Business that purchases all or part of TCS's Business or Buyer.

                 5.1.(b) Covenant of Confidentiality. The Shareholder shall not at any time after the Closing, except as explicitly requested by Buyer or required by applicable Law or Order, and except in the course of employment by TCS, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any Confidential Information concerning TCS. For purposes of this Agreement, "Confidential Information" shall mean and include, without limitation, all Trade Rights in which TCS has an interest, all customer lists and customer information, and all other information concerning the finances, operations, processes, apparatus, equipment, packaging, services, marketing and distribution methods of TCS not previously disclosed to the public directly by TCS. This covenant shall not preclude the Shareholder from disclosing to his advisors or Government Entities financial information of TCS necessary to prepare, file or defend any tax return or report of TCS or the Shareholder. The parties agree that this covenant of confidentiality shall have no geographic or temporal limitations.

                 5.1.(c) Equitable Relief for Violations. The Shareholder agrees that the provisions and restrictions contained in this Section
         5.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the TCS Shares, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this
         Section 5.1.

                 5.1.(d) Total Employee Relations Services, Inc. For purposes of this Section 5.1, the business of Total Employee Relations Services, Inc., as described on Schedule 5.1.(d), shall not be deemed to be in competition with TCS, Buyer or TCS's Business.

         5.2. Confidentiality of Shareholder Information. Buyer shall promptly after Closing return to the Shareholder all originals and copies of the personal financial statements and tax returns of the Shareholder in its possession. Buyer has not given a copy of such statements or returns, or disclosed the contents thereof, to any third party (other than Buyer's independent accountants) and will continue to hold all information disclosed thereon as strictly confidential.

         5.3. Income Tax Returns and Allocation of Tax. The Shareholder shall be responsible for the payment by TCS of all Taxes of TCS due on the cash basis on or before the Closing Date. Buyer shall be responsible for the payment by TCS of all Taxes of TCS accruing after the Closing Date. The Shareholder shall cause to be prepared and timely and properly filed on behalf of the Shareholder and TCS, all returns and filings with respect to federal, California Taxes, or any other state with respect to which a return or filing is required under applicable law accruing on or before the Closing Date consistent with this Agreement. Such Taxes, returns, and filings shall be determined by closing TCS's books and records as of and including the Closing Date, or if the allocation of an item of income, loss, deduction, or credit cannot be definitely allocated to an ascertainable date, such item shall be pro rated on a daily basis. The Shareholder, TCS and Buyer shall cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives to cooperate, in preparing and filing all returns, reports, and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes.

         5.4. Resale Restriction. For a period of two (2) years after the Closing Date, the Shareholder shall not, directly or indirectly, offer, sell, transfer, pledge, contract to sell, transfer or pledge, or cause or in any way permit to be sold, transferred, pledged or otherwise disposed of, any of the Buyer Shares without the prior written consent of Buyer. In connection herewith, the Shareholder agrees that during the two (2) year period, the Buyer may place stop transfer instructions with the Company's transfer agent for the securities.

         5.5. Rule 144 Compliance. Buyer shall file such information, documents and reports as shall hereafter be required by the Securities and Exchange Commission as a condition to the availability of Rule 144 under the Securities Act of 1933, as amended, with respect to the Buyer Shares.

6.       INDEMNIFICATION

         6.1. By the Shareholder. Subject to the terms and conditions of this Article 6, the Shareholder hereby agrees to indemnify, defend and hold harmless Buyer, its directors, officers and employees (hereinafter "Buyer's Affiliates") and TCS, its directors, officers and employees from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates or TCS, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of the Shareholder contained in this Agreement, (b) the breach of any covenant by the Shareholder contained in this Agreement, (c) any dispute involving, or Claim made by, any current or former shareholder of TCS (other than the Shareholder), or (d) any matter disclosed in Schedule 3.9. As used in this Article 6, "Claim" shall mean and include (i) all debts, liabilities and obligations; (ii) all losses, damages (but excluding consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, in each case after deduction of any insurance recovery that is remitted to the Indemnified Party (as hereinafter defined) as a result of any of the foregoing.

         6.2. By Buyer. Subject to the terms and conditions of this Article 6, Buyer hereby agrees to indemnify, defend and hold harmless the Shareholder and his heirs and personal representatives from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement, or (b) the breach of any covenant of Buyer contained in this Agreement.

         6.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 6 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

                 6.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party or parties from whom indemnification is sought (whether one or more, the "Indemnifying Party") prompt written notice of any Claim, and the Indemnifying Party will have the right to undertake the defense thereof by representatives chosen by it. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by the Indemnifying Party in connection with such Claim and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in prosecuting the defense of any such Claim, and the Indemnified Party shall be entitled to participate in the defense of such Claim. Subject to the provisions of Sections 6.3.(b) and 6.3.(c) hereof, if the defense of such Claim is assumed by the Indemnifying Party, and (except for a Claim based upon any matter disclosed in Schedule 3.9 in which case no such approval shall be necessary) upon approval by the Indemnified Party of counsel selected by the Indemnifying Party, the Indemnifying Party shall have no liability for any compromise or settlement of such Claim without its written consent.

                 6.3.(b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to assume the defense of such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account of and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

                 6.3.(c) Indemnified Party's Rights. Anything in this Article 6 to the contrary notwithstanding, (i) except for a Claim based upon any matter disclosed in Schedule 3.9, if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend and, with the consent of the Indemnifying Party (which shall not be unreasonably withheld), to compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

         6.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 6. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment, provided that any such amount is required to be paid by the Indemnifying Party under this Article 6. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

         6.5. No Waiver. The closing of the transactions contemplated by this Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

         6.6. Limitations on Indemnification. Except for any willful and knowing breach or misrepresentation, as to which a claim for indemnification hereunder may be brought without limitation as to time or amount:

                 6.6.(a) Time Limitation. No claim for indemnification shall be brought under Section 6.1 of this Article 6 for the inaccuracy or breach of a representation or warranty, or the breach of any covenant, contained in or made pursuant to this Agreement unless the nature of such claim for indemnification has been described in reasonable detail in a written notice provided by an Indemnified Party to an Indemnifying Party prior to the second anniversary of the Closing Date; provided, however, that with respect to any Claim that arises out of or is related to any dispute involving, or Claim made by, any current or former shareholder of TCS (other than the Shareholder), or Sections 3.1 (Corporate), 3.2 (The Shareholder),
         3.5 (Tax Matters), 3.9 (Litigation), 3.15 (Employee Benefit Plans), 5.1 (Noncompetition; Confidentiality) and 5.3 (Income Tax Returns and Allocation of Tax) hereof, such time shall extend to the expiration of the applicable statute of limitations for any such Claim, and with respect to any Claim that arises out of or is related to Section 3.10(c) (Environmental Matters), such Claim shall be made or described in reasonable detail in a written notice provided by an Indemnified Party to an Indemnifying Party prior to the fifth anniversary of the Closing Date.

                 6.6.(b) Amount Limitation. An Indemnified Party shall be entitled to indemnification under Section 6.1 of this Article 6 for the inaccuracy or breach of a representation or warranty, or breach of a covenant, contained in or made pursuant to this Agreement, unless the aggregate of all of the Indemnifying Parties' indemnification obligations to the Indemnified Party pursuant to this Article 6 (but for this Section 6.6.(b)) exceeds $40,000; provided, that in the event of aggregate indemnification obligations in excess of such amount, the Indemnified Party shall be entitled to indemnification in full under this Agreement, and provided, further, that any indemnification payment made with respect to any dispute involving, or Claim made by, any current or former shareholder of TCS (other than the Shareholder) or any matter disclosed in Schedule 3.9 shall not be included in such $40,000 threshold. Notwithstanding the preceding sentence, the limitation on indemnification under this Section 6.6.(b) shall not apply to any dispute involving, or Claim made by, any current or former Shareholder of TCS (other than the Shareholder), or matter disclosed in
         Schedule 3.9.

                 6.6.(c) Aggregate Amount Limitation for the Shareholder. Notwithstanding any provision of this Article 6 to the contrary, the aggregate amount of the indemnification obligations of the Shareholder pursuant to Section 6.1 of this Article 6 shall not exceed the lesser of (i) $3,800,000 or (ii) the Buyer Shares including, if sold, the proceeds received from the sale of the Buyer Shares.

         6.7.    Indemnification - Exclusive Remedy.  The provisions of this
Article 6 shall constitute the exclusive remedy for any claim based upon the subject matter of the indemnification undertakings in Section 6.1 and 6.2.

7.       CLOSING

         The closing of this transaction ("the Closing") shall occur concurrent with the execution of this Agreement effective as of 12:01 A.M. on February 1, 1996. Such date is referred to in this Agreement as the "Closing Date".

         7.1. Documents Delivered by TCS and the Shareholders. At the Closing, TCS and the Shareholder shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

                 7.1.(a) Stock Certificates. Stock certificates representing the TCS Shares, duly endorsed for transfer or with duly executed stock powers attached.

                 7.1.(b) Opinion of Counsel. A written opinion of Joy & Associates, counsel to TCS and the Shareholder, dated as of the Closing Date, addressed to Buyer.

                 7.1.(c) Certified Resolutions. Certified copies of the resolutions of the Board of Directors and the shareholders of TCS, authorizing and approving this Agreement and the Ancillary Instruments, and the consummation of the transactions contemplated hereby and thereby.

                 7.1.(d) Articles; Bylaws. A copy of the Bylaws of TCS certified by its secretary, and a copy of the Certificate of Incorporation of TCS, certified as of a recent date by the Secretary of State of the state of incorporation of TCS, and good standing certificates, certified as of a recent date by the Secretary of State of such state and all other states in which TCS is qualified to do business.

                 7.1.(e) Incumbency Certificate. Incumbency certificates relating to each person executing (as a corporate officer or otherwise on behalf of another person) any document executed and delivered to Buyer pursuant to the terms hereof.

                 7.1.(f)          Estoppel Certificates.  An estoppel
         certificate from the landlord under each lease of Real Property which estoppel certificate certifies that: (i) the lease is valid and in full force and effect; (ii) the amounts payable by TCS under the lease and the date to which the same have been paid; (iii) whether there are, to the knowledge of said landlord, any defaults thereunder, and, if so, specifying the nature thereof; and (iv) a statement that the transactions contemplated by this Agreement will not constitute a default under the lease.

                 7.1.(g) Closing Date Balance Sheet. A balance sheet of TCS as of the Closing Date indicating that (i) the net worth of TCS set forth on Schedule 7.1.(g) based on the accrual method of accounting is at least $139,400, (ii) the cash in the general checking account is at least $4,200, (iii) the liabilities of TCS associated with COBRA payables are equal to or less than the cash and cash equivalents of TCS, and (iv) the Shareholder and any Shareholder Affiliate do not have any outstanding indebtedness owed to TCS.

         7.2. Documents Delivered by Buyer. At the Closing, Buyer shall deliver to the Shareholder the following, in each case duly executed or otherwise in proper form:





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

                 7.2.(a) Stock Certificates. A letter addressed to the Buyer's Transfer Agent authorizing the Transfer Agent to issue and deliver the Buyer Shares to the Shareholder.

                 7.2.(b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to TCS.

                 7.2.(c) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated hereby.

                 7.2.(d) Incumbency Certificate. Incumbency certificates relating to each person executing any document executed and delivered to TCS or the Shareholder by Buyer pursuant to the terms hereof.

8.       RESOLUTION OF DISPUTES

         8.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, any Ancillary Instrument or any contract or agreement entered into pursuant hereto, or arising out of or relating to the performance by the parties of its or their terms, shall be settled by binding arbitration held in the county and state of the party defending any such action in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this
Article 8. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenants of the Shareholder under Article 5 of this Agreement, or any covenants not to compete contained in the Consulting and Noncompetition Agreement.

         8.2. Arbitrators. The panel to be appointed shall consist of three neutral arbitrators.

         8.3. Procedures; No Appeal. The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrators. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

         8.4. Authority. The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief. Unless the arbitrators find that exceptional circumstances require otherwise, the arbitrators will include in the award the prevailing party's costs of arbitration and reasonable attorneys' fees.





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

         8.5. Entry of Judgment. Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction. Buyer and the Shareholder hereby submit to the in personam jurisdiction of the Federal and State courts in California and Florida, for the purpose of confirming any such award and entering judgment thereon.

         8.6. Confidentiality. All proceedings under this Article 8, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

         8.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 8 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith.

         8.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 8 are pending. The parties will take such action, if any, required to effectuate such tolling.

9.       MISCELLANEOUS

         9.1. Disclosure Schedule. The Schedules described herein have been compiled in a bound volume (the "Disclosure Schedule"), executed by TCS and the Shareholder and dated and delivered to Buyer on the Closing Date. The Disclosure Schedule includes a table of contents and/or index to all of the information and documents contained therein. The Disclosure Schedule shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Disclosure Schedule does not conform in every respect to the language of such representations and warranties, such language in the Disclosure Schedule shall be disregarded and be of no force or effect.

         9.2. Further Assurance. From time to time, at Buyer's request and without further consideration, TCS and the Shareholder will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         9.3. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by Buyer, TCS or the Shareholder shall be subject to the approval of the other parties in all essential respects, except that approval of TCS or the Shareholder shall not be required as to any statements and other information which Buyer may submit to the Securities and Exchange Commission, The Nasdaq Stock Market ("Nasdaq") or Buyer's shareholders as required pursuant to any rule or regulation of the Securities and Exchange Commission, Nasdaq or applicable law.





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

         9.4.    Assignment; Parties in Interest.

                 9.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to the Shareholder hereunder.

                 9.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person (besides the parties hereto) any right or remedy under or by reason of this Agreement.

         9.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Florida, excluding its conflicts of law rules.

         9.6. Amendment and Modification. Buyer and the Shareholder may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing between Buyer and the Shareholder.

         9.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                 (a)      If to Buyer, to:

                          ABR Information Services, Inc.
                          34125 U.S. Highway 19, North
                          Palm Harbor, FL  34684-2116
                          Attention:       Mr. Vincent Addonisio,
                                           Senior Vice President and
                                           Chief Financial Officer
                          Facsimile:       (813) 789-3854





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

                          (with a copy to)

                          Foley & Lardner
                          100 North Tampa Street
                          Suite 2700
                          Tampa, Florida 33602
                          Attn:  Kenneth J. Meister, Esq.
                          Facsimile:  (813) 221-4210

or to such other person or address as Buyer shall furnish to the Shareholder in writing.

                 (b)      If to the Shareholder, to:

                          John M. Hermann
                          13312 Tiburon Way
                          Tustin, California  92680
                          Facsimile:  (714) 730-1509

                          (with a copy to)

                          Joy & Associates
                          18400 Von Karman Avenue
                          Suite 580
                          Irvine, California  92715
                          Attn: Jeffrey C. Joy, Esq.
                          Facsimile:  (714) 252-8959

or to such other person or address as the Shareholder shall designate in writing.

                 (c)      If to TCS, to Buyer as specified above.

         If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.





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

         9.8.    Expenses.

                 9.8.(a) Brokerage. Except as provided in Section 4.3 hereof, the Shareholder and Buyer each represent and warrant to each other that there is no broker involved or in any way connected with the transfer provided for herein on their behalf respectively (and the Shareholder represents and warrants that there is no broker involved on behalf of TCS) and each agrees to hold the other harmless from and against all other claims for brokerage commissions or finder's fees in connection with the execution of this Agreement or the transactions provided for herein.

                 9.8.(b) Expenses to be Paid by the Shareholder. The Shareholder shall pay, and shall indemnify, defend and hold Buyer and TCS harmless from and against, each of the following:

                          (i) Transfer Taxes. Any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest or penalties related thereto.

                          (ii) Professional Fees. All fees and expenses of his own, as well as TCS's, legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby; provided, however, that TCS and Buyer shall be obligated to pay fees incurred by the Shareholder's professional advisors up to $9,000 in the aggregate.

                 9.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

                 9.8.(d) Costs of Litigation or Arbitration. The parties agree that (subject to the discretion, in an arbitration proceeding, of the arbitrators as set forth in Section 8.4) the prevailing party in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including, without limitation, reasonable attorneys' fees and prejudgment interest.

         9.9. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no prior or contemporaneous agreements, representations or warranties between the parties other than those set forth or provided for herein.

         9.10. Severability. In the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason by a court of competent jurisdiction, the remaining provisions of this Agreement shall continue in full force and effect as though the invalid or





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

unenforceable provisions had not been included herein. Notwithstanding the foregoing, in the event that any provision relating to the duration or scope of any covenant or restriction contained herein shall be declared by a court of competent jurisdiction to exceed the maximum time period and/or scope of restriction, such provision shall be deemed to become, and thereafter shall be equal to, the maximum duration and/or scope of restriction deemed enforceable by said court.

         9.11. Gender. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender.

         9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.13. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                  BUYER:

                                  ABR INFORMATION SERVICES, INC.


                                  By:           /s/ Vincent Addonisio
                                      ------------------------------------------
                                      Vincent Addonisio,
                                      Senior Vice President and
                                      Chief Financial Officer

                                  THE SHAREHOLDER:


                                              /s/ John M. Hermann
                                      ------------------------------------------
                                      John M. Hermann


                                  TCS:

                                  TOTAL COBRA SERVICES


                                  By:         /s/ John M. Hermann
                                      ------------------------------------------
                                      John M. Hermann
                                      President






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